Exhibit 4.7
EXECUTION COPY
SHARE SUBSCRIPTION AGREEMENT
dated as of
October 20, 2008
among
CICC SUN COMPANY LIMITED,
CARLYLE ASIA GROWTH PARTNERS III, L.P.,
CAGP III CO-INVESTMENT, L.P.,
STARR INVESTMENTS CAYMAN II, INC.,
CONCORD MEDICAL SERVICES HOLDINGS LIMITED
and
OTHER PERSONS NAMED HEREIN

i

Exhibit A	Form of Amended and Restated Shareholders’ Agreement
Exhibit B	Form of Amendment to Convertible Loan Agreement
Exhibit C	Form of Amendment No. 2 to Series A Share Subscription Agreement
Exhibit D	Form of Second Amended and Restated Memorandum and Articles
Exhibit F	Form of Share Charge Agreement
Schedules

SHARE SUBSCRIPTION AGREEMENT
     AGREEMENT (this “Agreement”) dated as of October 20, 2008 among (1) CICC Sun Company Limited, a company incorporated under the laws of the British Virgin Islands (“CICC”), (2) Carlyle Asia Growth Partners III, L.P., a limited partnership formed under the laws of the Cayman Islands (“CAGP”), (3) CAGP III Co-Investment III, L.P. (“CAGP Co-Invest”, together with CAGP, “Carlyle”), (4) Starr Investments Cayman II, Inc., a company incorporated under the laws of the Cayman Islands (“Starr”, together with CICC and Carlyle, the “Investors”), (5) Concord Medical Services Holdings Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”), (6) the Controlling Shareholders (as defined below) and (7) the Subsidiaries of the Company listed on Schedule 4.08(a)(i).
W I T N E S S E T H:
     WHEREAS, the Company desires to issue and sell to each of the Investors, and each of the Investors desires to subscribe for, a number of Series B redeemable convertible preferred shares, par value US$0.01 per share, of the Company (the “Series B Shares”), on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) no securityholder of the Company shall be deemed an Affiliate of any other securityholder of the Company solely by reason of any equity or debt investment in the Company and (ii) with respect to any Person who is an individual, the spouse or any lineal descendant, sibling or parent of such Person shall also be deemed an Affiliate of such specified Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

Person, whether through the ownership of voting interests, by contract or otherwise.
     “Amended and Restated Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement by and among the Company, the Investors, the Controlling Shareholders and the other shareholders of the Company to be entered into on the Closing Date substantially in the form attached as Exhibit A hereto.
     “Amendment to Convertible Loan Agreement” means the Amendment to Convertible Loan Agreement by and among the Company, Carlyle, the Controlling Shareholders and the Group Companies to be entered into on the Closing Date substantially in the form attached as Exhibit B hereto.
     “Amendment No. 2 to Series A Share Subscription Agreement” means the Amendment No. 2 to Share Subscription Agreement by and among the Company, CICC, Carlyle, the Controlling Shareholders and the Group Companies to be entered into on the Closing Date substantially in the form attached as Exhibit C hereto.
     “Ascendium” means Ascendium Group Limited, a company incorporated under the laws of the British Virgin Islands.
     “Aohua” means Shenzhen Aohua Medical Services Co., Ltd. , a Sino-foreign joint venture incorporated under the laws of the PRC.
     “Aohua Leasing” means Shenzhen Aohua Medical Leasing and Services Co., Ltd. , a Sino-foreign joint venture incorporated under the laws of the PRC.
     “Balance Sheet Date” means December 31, 2007.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the US, Hong Kong or the PRC are authorized or required by applicable Laws to close.
     “China Medstar” means China Medstar Pte. Ltd., a company incorporated under the laws of Singapore.
     “Closing Date” means the date of Closing.
     “CMS” means China Medical Services (Holdings) Limited , a company incorporated under the laws of Hong Kong.

     “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
     “Contract” means, with respect to any specified Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the specified Person is a party or by which it or any of its assets or properties may be bound or affected.
     “Controlling Shareholders” means, collectively, the following Persons:
     (1) Mr. Cheng Zheng , a PRC citizen with passport number G14947877 (“Mr. Cheng”);
     (2) CZY Investments Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Mr. Cheng (“Mr. Cheng’s Holding Company”);
     (3) Mr. Yang Jianyu , a PRC citizen with passport number G04036294 (“Mr. Yang”);
     (4) Daketala International Investment Holdings Ltd., a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Mr. Yang (“Mr. Yang’s Holding Company”);
     (5) Mr. Steven Xiaodi Sun, a US citizen with passport number 203018867 (“Mr. Sun”);
     (6) Dragon Image Investment Ltd., a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Mr. Sun (“Mr. Sun’s Holding Company”);
     (7) Mr. Zhang Jing , a PRC citizen with passport number G10824344 (“Mr. Zhang”);
     (8) Thousand Ocean Group Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Mr. Zhang (“Mr. Zhang’s Holding Company”);
     (9) Mr. Yap Yaw Kong , a Malaysia citizen with passport number A15954913 (“Mr. Yap”);

     (10) Top Mount Group Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Mr. Yap (“Mr. Yap’s Holding Company”);
     (11) Mr. Liu Haifeng , a PRC citizen with passport number G19230849;
     (12) Ms. Bona Lau, a New Zealand citizen with passport number EA713283 (“Ms. Lau”);
     (13) Notable Enterprise Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Ms. Lau (“Ms. Lau’s Holding Company”, together with Mr. Cheng’s Holding Company, Mr. Yang’s Holding Company, Mr. Sun’s Holding Company, Mr. Zhang’s Holding Company and Mr. Yap’s Holding Company, the “Controlling Shareholder Holding Companies”).
     “Convertible Loans” means, collectively, (i) the convertible loan in the principal amount of US$5,000,000 borrowed by the Company from Carlyle pursuant to the Amended and Restated Convertible Loan Agreement by and among the Company, Carlyle and certain other parties thereto dated as of April 2, 2008, and (ii) the convertible loan in the principal amount of US$20,000,000 borrowed by the Company from Carlyle pursuant to the Convertible Loan Agreement by and among the Company, Carlyle and certain other parties thereto dated as of April 10, 2008, as amended by the Amendment to Convertible Loan Agreement.
     “Cyber Medical” means Cyber Medical Network Ltd. , a company incorporated under the laws of Hong Kong.
     “Environmental Laws” means any Laws or any Contract with any Governmental Authority or other third party, relating to human health and safety, the environment or Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of any Group Company as currently conducted.
     “Existing Shareholders’ Agreement” means the Shareholders’ Agreement dated as of April 2, 2008 by and among the Company, CICC, Carlyle and certain other shareholders of the Company, as amended by the Amendment to Shareholders’ Agreement dated as of October 8, 2008 by and among the Company, CICC, Carlyle and certain other shareholders of the Company.

     “FCPA” means the United States Foreign Corrupt Practices Act, as amended, or any successor statute or law.
     “Fully Diluted” means, with respect to any class of the Company Securities, the aggregate amount of such class issued or issuable in respect of securities convertible into or exchangeable for such class, all options, warrants and other rights to purchase or subscribe for such class or securities convertible into or exchangeable for such class; provided that, if any of the foregoing options, warrants or other rights to purchase or subscribe for such class of the Company Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of “Fully-Diluted” only upon and to the extent of such vesting.
     “GAAP” means generally accepted accounting principles in the PRC, as in effect from time to time.
     “Government Official” means (i) any officer or employee of any Governmental Authority, or any entity or enterprise owned or controlled by such Governmental Authority, or any instrumentality thereof, or of a public international organization, or any natural person acting in an official capacity for or on behalf of any such Governmental Authority, entity, enterprise or instrumentality or any such public international organization; (ii) any known/announced candidate for political office; or (iii) any person who holds or held a prominent public position in the PRC or any other country (including its political subdivisions), including head of state, senior government, judicial or military official, official of a political party, known/announced candidate for political office, or senior executive of a state-owned enterprise of national importance.
     “Governmental Authority” means any transnational, domestic or foreign national, provincial, federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.
     “Group” means, at any time, collectively, the Company and all direct and indirect then-current Subsidiaries of the Company.
     “Group Company” means any member of the Group.
     “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.
     “Hong Kong” means the Hong Kong Special Administrative Region.

     “IFRS” means the International Financial Reporting Standards, as in effect from time to time.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any asset or property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of assets, property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
     “Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the PRC and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the PRC and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the PRC and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “IPO” means an initial public offering and listing of the Ordinary Shares (or, in lieu thereof and as mutually agreed by the Investors and the Company, equity securities of (i) any holding company holding the issued share capital of the Company or (ii) any Subsidiary of the Company) on an internationally recognized stock exchange.
     “knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after due inquiry.
     “Laws” means any national, provincial, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, as amended unless expressly specified otherwise.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any Group Company.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Group, taken as a whole.
     “OECD Rules” means the Organization of Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended, or any successor convention, statute or law.

     “OMS” means Our Medical Services, Ltd., a company incorporated under the laws of the British Virgin Islands.
     “Ordinary Shares” means the ordinary shares, par value US$0.01 per share, of the Company.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Group Company.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
     “PRC” means the People’s Republic of China, excluding, for purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region and Taiwan.
     “PRC Subsidiaries” means, collectively, the Group Companies established under the laws of the PRC.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
     “Preferred Shares” means the Series A Shares and the Series B Shares.
     “Purchase Price” means, with respect to any Investor, the amount in US dollars set forth opposite the name of such Investor in Schedule 1.01.
     “QPO” means a firm-commitment underwritten IPO (i) led by internationally reputable underwriters, approved by the board of directors of the Company (including the approval of a majority of the directors appointed by the Investors pursuant to the Amended and Restated Shareholders’ Agreement), and yielding a valuation of the Company at not less than US$450 million immediately prior to the consummation of such IPO, or (ii) any other IPO approved by holders of at least 70% of the then outstanding Series B Shares.
     “QPO Date” means the date on which the QPO is consummated.
     “Rate of Return” shall have the meaning set forth in the Amended and Restated Shareholders’ Agreement.
     “RMB” means renminbi, the lawful currency of the PRC.
     “Second Amended and Restated Memorandum and Articles” means the Second Amended and Restated Memorandum and Articles of the Company to

be adopted by the board of directors and shareholders of the Company by the Closing Date substantially in the form attached as Exhibit D hereto.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Series A Shares” means the Series A redeemable convertible preferred shares, par value US$0.01 per share, of the Company.
     “Series A Share Subscription Agreement” means the Share Subscription Agreement by and among the Company, CICC, Carlyle and certain other parties thereto dated as of February 5, 2008, as amended by the Amendment to Share Subscription Agreement by and among the Company, CICC, Carlyle and certain other parties thereto dated as of April 2, 2008 and the Amendment No. 2 to Series A Share Subscription Agreement.
     “Share Charge Agreements” means, collectively:
     (1) the Share Charge Agreement between the Investors, the Company and Mr. Cheng’s Holding Company,
     (2) the Share Charge Agreement between the Investors, the Company and Mr. Yang’s Holding Company,
     (3) the Share Charge Agreement between the Investors, the Company and Mr. Sun’s Holding Company,
     (4) the Share Charge Agreement between the Investors, the Company and Mr. Zhang’s Holding Company,
     (5) the Share Charge Agreement between the Investors, the Company and Mr. Yap’s Holding Company,
     (6) the Share Charge Agreement between the Investors, the Company and Ms. Lau’s Holding Company,
     in each case to be entered into by the Closing Date and substantially in the form attached as Exhibit E hereto.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. For the avoidance of doubt, each of Chang’an Concord International Cancer Center and Beijing Proton Medical Center , if established and directly or indirectly owned by the Company prior to the date hereof, shall be considered a Subsidiary of the Company for the purposes of this Agreement.
     “Tax” means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, in each case imposed, levied, collected, withheld or assessed by (or on behalf of) any Governmental Authority in any jurisdiction, including any excise, customs, property, sales, transfer, franchise, turnover and payroll taxes and other benefits related tax and stamp duties, and any payment whatsoever which the relevant Person may be or become bound to make to any other Person as a result of the discharge by such other Person of any tax which the relevant Person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant Person or any other Person and of whether any amount in respect of them is recoverable from any other Person.
     “Transaction Documents” means this Agreement, the Amended and Restated Shareholders’ Agreement, the Second Amended and Restated Memorandum and Articles, the Amendment No. 2 to Series A Share Subscription Agreement, the Amendment to Convertible Loan Agreement, the Share Charge Agreements and each and all other agreements, certificates or other documents required to be executed by any of the foregoing.
     “2008 Audited Financial Statements” means the consolidated financial statements for the Company’s fiscal year ending December 31, 2008 prepared in accordance with US GAAP or IFRS applied on a consistent basis and audited by a “Big Four” accounting firm.
     “2008 Net Income” means the consolidated after-tax net income of the Company for the Company’s fiscal year ending December 31, 2008; provided that (1) the 2008 Net Income shall not include the cumulative effect of any change or changes in accounting principles; (ii) the 2008 Net Income shall not include any extraordinary or non-recurring earnings obtained or losses incurred by any Group Company; (iii) the 2008 Net Income shall not include non-cash charges or expenses relating to any share-based compensation, the Convertible Loans, Series A Shares and Series B Shares; (iv) the 2008 Net Income shall not include the consolidated after-tax net income generated from sales of medical equipment by China Medstar and its Subsidiaries to the extent it exceeds 30% of China Medstar’s consolidated after-tax net income for the year ending December 31, 2008 (the calculation of which shall not include (A) the cumulative effect of any change or changes in accounting principles and (B) any extraordinary or non-recurring earnings or losses); (v) the 2008 Net Income shall include the consolidated after-tax net income of China Medstar for the whole year ending December 31, 2008 and, if such inclusion is agreed to by all Investors, the full-

year after-tax net income of any other business that the Company may have acquired after the date hereof; and (vi) any dividend paid by the Company on the Preferred Shares pursuant to the Second Amended and Restated Memorandum and Articles shall not be deemed expenses for the purposes of calculating 2008 Net Income. For the avoidance of doubt, any accounts receivable generated by the Company during the Company’s fiscal year ending December 31, 2008 and written off by the Company in connection with the audit of the 2008 Audited Financial Statements shall not be deemed a non-recurring loss and shall be included as a loss when calculating the 2008 Net Income.
     “2009 Audited Financial Statements” means the consolidated financial statements of the Company’s fiscal year ending December 31, 2009 prepared in accordance with US GAAP or IFRS applied on a consistent basis and audited by a “Big Four” accounting firm.
     “2009 Net Income” means the consolidated after-tax net income of the Company for the Company’s fiscal year ending December 31, 2009; provided that (1) the 2009 Net Income shall not include the cumulative effect of any change or changes in accounting principles; (ii) the 2009 Net Income shall not include any extraordinary or non-recurring earnings obtained or losses incurred by any Group Company; (iii) the 2009 Net Income shall not include non-cash charges or expenses relating to any share-based compensation, the Convertible Loans, Series A Shares and Series B Shares; (iv) the 2009 Net Income shall not include the consolidated after-tax net income generated from sales of medical equipment by China Medstar and its Subsidiaries to the extent it exceeds 30% of China Medstar’s consolidated after-tax net income for the year ending December 31, 2009 (the calculation of which shall not include (A) the cumulative effect of any change or changes in accounting principles and (B) any extraordinary or non-recurring earnings or losses); and (v) any dividend paid by the Company on the Preferred Shares pursuant to the Second Amended and Restated Memorandum and Articles shall not be deemed expenses for the purposes of calculating 2009 Net Income. For the avoidance of doubt, any accounts receivable generated by the Company during the Company’s fiscal year ending December 31, 2009 and written off by the Company in connection with the audit of the 2009 Audited Financial Statements shall not be deemed a non-recurring loss and shall be included as a loss when calculating the 2009 Net Income.
     “US” means the United States of America.
     “US dollars” or “US$” means United States dollars, the lawful currency of the US.
     “US GAAP” means generally accepted accounting principles in the US, as in effect from time to time.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Aohua Audited Financial Statements	4.09 (a)
Books and Records	4.10
CAGP	Preamble
CAGP Co-Invest	Preamble
Capex Budget	4.13 (d)
Carlyle	Preamble
China Medstar Acquisition	4.29
Charged Shares	7.07
China Medstar Audited Financial Statements	4.09 (b)
CICC	Preamble
Closing	2.02
Company	Preamble
Company Securities	4.06 (b)
Damages	10.02 (a)
Indemnified Party	10.03
Indemnifying Party	10.03
Investors	Preamble
Key Employees	4.26 (a)
Major Contract	4.23
OFAC	4.17
Permits	4.27
Post-Closing Options Pool	7.16 (b)
Pre-Closing Options Pool	7.16 (a)
Purchased Shares	2.01
Schedule of Liabilities	4.12
September A/R Schedule	4.28
Series B Shares	Recitals
Starr	Preamble
Subsidiary Securities	4.08 (b)
     Section 1.02 . Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include an and all applicable Laws.
ARTICLE 2
Issuance and Subscription
     Section 2.01. Issuance and Subscription. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to each Investor, and each Investor agrees to purchase from the Company and subscribe for, a number of Series B Shares (such Investor’s “Purchased Shares”) set forth opposite its name in Schedule 1.01. Each Investor shall pay, as provided in Section 2.02, its Purchase Price in exchange for its Purchased Shares.
     Section 2.02. Closing. The closing (the “Closing”) of the issuance and subscription of the Purchased Shares hereunder shall take place at a location to be mutually agreed to by the Investors and the Company, as soon as possible, but in no event later than five (5) Business Days after satisfaction of the conditions set forth in Article 9, or at such other time or place as the Investors and the Company may agree. At the Closing:
     (a) each Investor shall deliver to the Company such Investor’s Purchase Price in US dollars in immediately available funds by wire transfer to an account specified in a written instrument signed by the Chief Executive Officer or the President of the Company and delivered to such Investor at least two Business Days prior to the Closing or by other payment methods mutually agreed to between the Company and the Investors prior to the Closing; and

     (b) the Company shall deliver to each Investor (i) a certificate representing such Investor’s Purchased Shares, duly authorized and validly issued, and (ii) a copy of the updated register of members of the Company dated the Closing Date and duly certified by a duly authorized director of the Company evidencing such Investor’s ownership of its Purchased Shares.
     Section 2.03. Additional Subscription Right. If any Investor fails to perform its obligations under Sections 2.01 and 2.02(a), the other Investors shall have the right but not the obligation to subscribe for up to an aggregate additional number of Series B Shares equal to the number of Purchased Shares that was not subscribed for under Sections 2.01 and 2.02(a).
ARTICLE 3
Earning Adjustments
     Section 3.01. Calculation of 2008 and 2009 Net Income. As soon as practicable and in any event within one hundred and fifty (150) days after the end of the Company’s fiscal year ending December 31, 2008 and within ninety (90) days (such 90-day period may be extended by thirty (30) days unless any Investor objects to such extension by written notice delivered to the Company prior to the expiration of such 90-day period) after the end of the Company’s fiscal year ending December 31, 2009, the Company shall complete the 2008 Audited Financial Statements and 2009 Audited Financial Statements, respectively. The Company shall, on the same date of such completion, have the accounting firm who audited the 2008 Audited Financial Statements or the 2009 Audited Financial Statements, respectively, calculate the 2008 Net Income or the 2009 Net Income, respectively, based on the 2008 Audited Financial Statements or the 2009 Audited Financial Statements, respectively.
     Section 3.02. Adjustment Based on 2008 Net Income. If the 2008 Net Income is lower than the RMB equivalent of US$21,430,000 (calculated based on the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Closing Date), the Controlling Shareholders shall, jointly and severally, transfer to each Investor free of charge a number of Ordinary Shares equal to (x) the number of such Investor’s Purchased Shares, multiplied by (y) a ratio, the numerator of which is equal to (i) such RMB equivalent of US$21,430,000 minus (ii) the 2008 Net Income, and the denominator of which is equal to (i) the 2008 Net Income plus (ii) the quotient of (A) the RMB equivalent of the aggregate Purchase Price of all Investors (calculated based on the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Closing Date) divided by (B) 10.7326.

     Section 3.03. Adjustment Based on 2009 Net Income. If the 2009 Net Income is lower than the RMB equivalent of US$34,000,000 (calculated based on the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Closing Date), the Controlling Shareholders shall, jointly and severally, transfer to each Investor free of charge a number of Ordinary Shares equal to (x) the number of such Investor’s Purchased Shares, multiplied by (y) a ratio, the numerator of which is equal to (i)such RMB equivalent of US$34,000,000 minus (ii) the 2009 Net Income, and the denominator of which is equal to (i) the 2009 Net Income plus (ii) the quotient of (A) the RMB equivalent of the aggregate Purchase Price of all Investors (calculated based on the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Closing Date) divided by (iii) 6.7647, minus (z) the number of Ordinary Shares that have been transferred to such Investor pursuant to Section 3.02.
     Section 3.04. Procedure of Adjustment. The adjustments set forth in Sections 3.02 and 3.03 shall be made within five (5) Business Days of the day on which the 2008 Net Income or the 2009 Net Income, respectively, is calculated pursuant to Section 3.01. On each date on which the adjustments are to be made, the Controlling Shareholders shall, subject to the execution and delivery of the relevant instruments of transfer by the Investors, cause the Company to (a) deliver to each Investor a copy of the updated register of members of the Company dated such date and duly certified by a duly authorized director of the Company evidencing such Investor’s ownership of the Ordinary Shares transferred to such Investor pursuant to Section 3.02 or Section 3.03, respectively, which Ordinary Shares shall be free and clear of any Lien (including any restrictions on the voting rights or transferability of such Ordinary Shares other than those restrictions set forth in this Agreement and the existing memorandum and articles of association of the Company) and duly authorized, validly issued, fully paid and non-assessable; and (b) deliver to such Investor a certificate representing such Ordinary Shares.
     Section 3.05. Termination of Adjustment Rights. Sections 3.01 through 3.04 shall terminate upon the occurrence of the QPO.
ARTICLE 4
Representations and Warranties Regarding the Group
     Each of the Controlling Shareholders and the Group Companies, jointly and severally, represents and warrants to the Investors as of the date hereof and as of the Closing Date that:
     Section 4.01. Corporate Status.

     (a) Each Group Company is a company duly incorporated, validly existing and, other than the PRC Subsidiaries, in good standing under the laws of its jurisdiction of organization.
     (b) Each Group Company has full corporate power and all Consents of the applicable Governmental Authorities necessary to own, lease and operate the assets and properties that it now owns, leases and operates, and to carry on its business as now conducted and currently proposed to be conducted.
     (c) Each Group Company is permitted and qualified under the Laws of its jurisdiction of organization to carry on business outside such jurisdiction and, except for the PRC Subsidiaries and Hong Kong Subsidiaries, is in good standing in each jurisdiction where such qualification is necessary.
     (d) The Company has delivered to the Investors a true and complete copy of the memorandum and articles of association and other organizational documents of each Group Company.
     (e) The minute books of each Group Company that have heretofore been made available to the Investors contain complete and accurate records, in all material respects, of all meetings and other corporate actions of the respective directors and shareholders of such Group Company, and correctly reflect all actions taken by such directors and shareholders since the respective date of organization of such Group Company. To the extent that such minute books are deficient, all material information not contained in such minutes has been conveyed by the Company to the Investors in written form.
     Section 4.02. Power and Authority; Corporate Authorization.
     (a) Each Group Company has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.
     (b) The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate actions of each Group Company and no other corporate proceedings on the part of such Group Company are necessary to authorize such execution, delivery or performance or to consummate such transactions.
     Section 4.03. Enforceability.
     (a) Each Group Company has duly executed and delivered this Agreement and will execute and deliver each other Transaction Document to which it is a party by the Closing Date.

     (b) This Agreement constitutes, and each other Transaction Document to which it is a party (when executed) will constitute, the legal, valid and binding obligations of each Group Company, enforceable against such Group Company in accordance with the terms hereof and thereof.
     Section 4.04. Non-contravention. The execution, delivery and performance by any Group Company of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of any Group Company, (ii) violate any Laws or any arbitral awards applicable to or binding on any Group Company or any of its assets or properties, (iii) constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Group Company or to a loss of any benefit to which any Group Company is entitled under any provision of any Contract binding upon any Group Company or any of its assets or properties or (iv) result in the creation or imposition of any Lien (or any obligation to create any Lien) on any assets or properties of any Group Company.
     Section 4.05. Governmental Authorization; Third-Party Consent. No Consent by any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Group Company under this Agreement or any other Transaction Document to which it is a party.
     Section 4.06. Capitalization of the Company.
     (a) On the date hereof, the share capital of the Company consists of US$50,000 divided into 5,000,000 shares of nominal or par value of US$0.01 each, of which 4,500,000 are designated as Ordinary Shares and 500,000 are designated as Series A Shares. 704,281 Ordinary Shares and 176,942 Series A Shares are issued and outstanding as of the date hereof. On the Closing Date, the share capital of the Company shall consist of US$50,000 divided into 5,000,000 shares of nominal or par value of US$0.01 each, of which 4,500,000 shall be designated as Ordinary Shares, 200,000 shall be designated as Series A Shares and 300,000 shall be designated as Series B Shares. 704,281 Ordinary Shares, 176,942 Series A Shares and 233,333 Series B Shares shall be issued and outstanding as of the Closing Date after giving effect to the subscription provided herein.
     (b) Except as set forth in this Section 4.06, there are no outstanding (i) capital shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of the

Company (the items in Section 4.06(b)(i), 4.06(b)(ii) and 4.06(b)(iii) being referred to collectively as the “Company Securities”).
     (c) On the Closing Date and upon the conversion of the Purchased Shares in accordance with the Second Amended and Restated Memorandum and Articles, each Investor will acquire good and valid title to its Purchased Shares and the Ordinary Shares issued upon such conversion, free and clear of any Lien (including any restrictions on the voting rights or transferability of such Purchased Shares or Ordinary Shares other than those restrictions set forth in this Agreement or those restrictions on transferability required by applicable securities Laws), and such Purchased Shares and Ordinary Shares will have been duly authorized, validly issued, fully paid and non-assessable.
     (d) There are no preemptive rights or similar rights on the part of any Person with respect to the share capital of the Company except for the preemptive rights set forth in the Existing Shareholders’ Agreement and the existing memorandum and articles of association of the Company.
     (e) Except for this Agreement and the Existing Shareholders’ Agreement, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Company or any other Person:
     (i) to issue or sell, or cause to be issued or sold, any Company Securities; or
     (ii) to repurchase, redeem or otherwise acquire any outstanding Company Securities.
     Section 4.07. Capitalization of the PRC Subsidiaries. (a) The registered capital of each PRC Subsidiary is as set forth in Schedule 4.07(a).
     (a) All of the registered capital of each PRC Subsidiary has been timely contributed, such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the relevant Governmental Authority. There are no resolutions pending to increase the registered capital of any PRC Subsidiary. There are no dividends which have accrued or been declared but are unpaid on the registered capital of any PRC Subsidiary.
     Section 4.08. Subsidiaries. (a) All Subsidiaries of the Company and their respective jurisdictions of incorporation, shareholders and their respective ownership percentages are identified on Schedule 4.08(a)(i). A true and complete diagram of the organizational structure of the Group as of the date hereof is set forth in Schedule 4.08(a)(ii).

     (b) Except as set forth in Schedule 4.08(a)(i), all of the outstanding capital shares or other voting securities of each Subsidiary of the Company is duly owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital shares or other voting securities). Except as set forth in this Section 4.08(b), there are no outstanding (i) capital shares or voting securities of any Subsidiary of the Company, (ii) securities of any Group Company convertible into or exchangeable for capital shares or voting securities of any Subsidiary of the Company or (iii) options or other rights to acquire from any Group Company, or other obligation of any Group Company to issue, any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of any Subsidiary of the Company (the items in Sections 4.08(b)(i), 4.08(b)(ii) and 4.08(b)(iii) being referred to collectively as the “Subsidiary Securities”).
     (c) Except for the statutory preemptive rights of shareholders of the PRC Subsidiaries under the PRC Laws, there are no preemptive rights or similar rights on the part of any Person with respect to the share capital of any Subsidiary of the Company.
     (d) There is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating any Group Company or any other Person:
     (i) to issue or sell, or cause to be issued or sold, any Subsidiary Securities; or
     (ii) to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
     (e) Except for the Group Companies set forth on Schedule 4.08(a)(i), no Group Company owns or controls, directly or indirectly, any equity or other ownership interest in any Person. There is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating any Group Company to purchase or acquire the ownership of any equity or other ownership interest in any Person or to make investments in any Person.
     Section 4.09. Financial Statements. (a) Schedule 4.09(a) sets forth a true, correct and complete copy of the audited consolidated balance sheets as of December 31, 2005, 2006 and 2007 of Aohua and its Subsidiaries and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2005, 2006 and 2007 (the “Aohua Audited Financial Statements”).
     (b) Schedule 4.09(b) sets forth a true, correct and complete copy of the audited consolidated balance sheets as of December 31, 2005, 2006 and 2007 of

China Medstar and its Subsidiaries and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2005, 2006 and 2007 (the “China Medstar Audited Financial Statements”).
     (c) The Aohua Audited Financial Statements and the China Medstar Audited Financial Statements (i) were prepared in accordance with GAAP and IFRS, respectively, consistently applied throughout the period covered thereby; (ii) fairly present the consolidated financial condition of Aohua and its Subsidiaries and China Medstar and its Subsidiaries, respectively, as of the respective dates thereof and their consolidated results of operations and cash flows for the respective periods covered thereby in accordance with GAAP and IFRS, respectively, consistently applied throughout the respective periods covered thereby; and (iii) show all Indebtedness and other liabilities, direct or contingent, of Aohua and its Subsidiaries and China Medstar and its Subsidiaries, respectively, as of the respective dates thereof, including liabilities for Taxes and other commitments.
     Section 4.10. Books and Records. All accounts, ledgers, material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other) of the Group, results of operations, and assets and properties of the Group (collectively, the “Books and Records”), each as supplied to the Investors, are true, correct, complete and current; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they have been maintained in accordance with relevant legal requirements and high industry standards, including the maintenance of an adequate system of internal controls.
     Section 4.11. No Material Adverse Effect. Since the Balance Sheet Date, there has been no event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 4.12. No Material Liabilities. No Group Company has any liabilities and obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than
     (i) liabilities provided for in the audited consolidated balance sheet of Aohua and its Subsidiaries and the audited consolidated balance sheet of China Medstar and its Subsidiaries, in each case as of the December 31, 2007; and
     (ii) liabilities that are individually in excess of RMB200,000 and are as set forth in a written schedule to be provided by the Company to the Investors within five (5) Business Days after the date hereof (the “Schedule of Liabilities”).
     Section 4.13. Absence of Changes. Since the Balance Sheet Date, each Group Company has conducted its business in the ordinary course, in substantially the same manner in which it had been previously conducted and there has not been, except as set forth in Schedule 4.13:
     (a) any amendment of the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of any Group Company, other than in connection with the transactions contemplated in the Series A Share Subscription Agreement and this Agreement;
     (b) any splitting, combination or reclassification of any shares of capital stock of any Group Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to the capital stock of any Group Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;
     (c) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of Subsidiary Securities to any Group Company or (ii) amendment of any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (d) any incurrence of any capital expenditures or any obligations or liabilities with respect thereto by any Group Company, except for those which are individually less than RMB200,000 or are contemplated by the capital expenditure budget for the Group approved by a majority of the board of directors of the Company (the “Capex Budget”);
     (e) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Group Company of any assets, securities, properties, interests or businesses, other than (i) any acquisition of assets and properties (except for the business or business unit of any third party) with a consideration of less than RMB200,000 and (ii) any acquisition in the ordinary course of business of such Group Company in a manner that is consistent with past practice;
     (f) any sale, lease or other transfer, or creation or incurrence of any Lien on, any material assets, securities, material properties, interests or businesses of any Group Company;

     (g) other than in connection with actions permitted by Section 4.13(c), Section 4.13(d) or Section 4.13(e), the making by any Group Company of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
     (h) the creation, incurrence, assumption or sufferance to exist by any Group Company of any Indebtedness;
     (i) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Group Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (j) (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect any Group Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect any Group Company or any of its respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Major Contract or waiver, release or assignment of any material rights, claims or benefits of any Group Company;
     (k) except as required by the PRC’s Labor Contract Law, effective January 1, 2008, and any related interpretations or implementing regulations, (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of any Group Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of any Group Company, (iv) the establishment, adoption or amendment of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Group Company or (v) any 25% or greater increase in compensation, bonus or other benefits payable to any director, officer or employee of any Group Company;
     (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Group Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

     (m) any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP or IFRS as agreed to by its independent public accountants;
     (n) any settlement, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Group Company, (ii) any stockholder litigation or dispute against any Group Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or
     (o) any Tax election, change any annual tax accounting period made or changed, any method of tax accounting adopted or changed, any Tax returns amended or claims for Tax refunds filed, any closing agreement entered, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, in each case in any material respect, other than those adopted by the Group Companies to comply with any changes in the laws, rules and regulations of any Governmental Authority.
     Section 4.14. Credit Line. The Group is entitled to borrow additional loans in aggregate principal amount of up to RMB150,000,000 under Contracts that are existing and effective as of the date hereof. The Group shall be entitled to borrow such loans on the Closing Date under Contracts that will be existing and effective as of the Closing Date.
     Section 4.15. Compliance with Laws.
     (a) All Group Companies are, and at all times have been, in compliance with all applicable Laws in all material respects.
     (b) No event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by any Group Company of, or a failure on the part thereof to comply with, any applicable Laws in any material respect; or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No Group Company has received any notice or other communication (whether oral or written) from any Governmental Authority regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Laws; or (y) any actual, alleged, possible, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     Section 4.16. Anti-Corruption. (a) None of the Group Companies nor any of their respective directors, officers, agents, employees, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government

Official, to any political party or official thereof or to any candidate for political office (or to any Person where any Group Company or any of its directors, officers, agents, employees or other Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes of:
     (i) (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity; (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate; or (z) securing any improper advantage; or
     (ii) inducing such Government Official, political party, party official, or candidate to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company, except insofar as the payment, gift, offer or promise was lawful under the Laws of the country in which the Government Official, political party, party official or candidate for political office serves in such capacity.
     (b) None of the Group Companies nor any of their respective directors, officers, agents, employees or any other Person acting for or on behalf of the foregoing, has taken or caused to be taken any action in connection with the business and operations of the Group Companies that is prohibited by or otherwise violates the FCPA, the OECD Rules or any other applicable anti-bribery law.
     (c) None of the Company Securities or Subsidiary Securities are beneficially or legally owned or held by, any Government Official, political party, party official or known/announced candidate for political office. None of the employees, officers or directors of any Group Company is a Government Official.
     Section 4.17. US Office of Foreign Assets Control. None of the Group Companies nor any director, officer, agent, employee or affiliate of any Group Company is currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”), nor is it located, organized or resident in a country or territory that is the subject of OFAC-administered sanctions. The Company will not directly or indirectly use the proceeds of sale of the Purchased Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or business with any Person, or in any country or territory, that is currently subject to any US sanctions administered by

OFAC, or in a manner that would otherwise cause any Person to violate any OFAC-administered sanctions.
     Section 4.18. No Litigation. Except as otherwise set forth in Schedule 4.18, there are no actions, suits, proceedings, claims or disputes (or any basis therefor) pending or threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Group Company, any of its directors or officers or any of its assets or properties.
     Section 4.19. Property; Liens. (a) No Group Company owns any real property. Each Group Company has valid leasehold interests in all real property leased or used by such Group Company. Each Group Company has good record and marketable title to, or valid leasehold interests in, all other assets and properties owned by or reflected in the Books and Records of such Group Company as owned by such Group Company, or necessary to, or used or currently intended to be used in, the ordinary conduct of the business of such Group Company. All leases of real property and all other assets and properties are in good standing and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except for such default which would not be reasonably expected to have a Material Adverse Effect.
     (b) Schedule 4.19(b) sets forth all medical equipment owned, leased or used by any Group Company, the purchase price of which exceeds RMB1,000,000. Each Group Company has (i) good and marketable title to or valid leasehold interests in all such medical equipment and (ii) all consents, approvals, authorizations, permits, licenses, certificates, registrations and filings required by applicable Laws for the ownership, lease or use of all medical equipment owned, leased or used by such Group Company.
     (c) Each Group Company has maintained the assets and properties owned or leased by it or which it otherwise has the right to use in good repair, working order and operating condition subject only to ordinary wear and tear, and all such assets and properties are fully adequate and suitable to conduct such businesses as currently conducted by such Group Company.
     (d) None of the assets or properties owned by or reflected in the Books and Records of any Group Company as owned by any Group Company, or necessary to, or used or currently intended to be used in, the ordinary conduct of the business of any Group Company is subject to any Lien.
     Section 4.20. Tax. Except as set forth in Schedule 4.20, each Group Company has filed all national, provincial and local Tax returns and reports required to be filed under the applicable Laws, and have paid all national, provincial and local Taxes, assessments, fees and other governmental charges levied or imposed upon it or its assets or properties, revenue or income or otherwise due and payable in accordance with the requirements of the relevant tax authorities. To the Company’s knowledge, there is no proposed Tax assessment against any Group Company. There has been no claim concerning any liability for Taxes of any Group Company asserted, raised or, to the Company’s knowledge, threatened by any taxing authority and no circumstances exist to form the basis for such a claim or issue which could be material to any Group Company.
     Section 4.21. Affiliate Transactions. All Contracts or transactions that are in force on the date hereof, to or by which any Group Company, on the one hand, and any Affiliate of any Group Company, on the other hand, are or have been a party or otherwise bound or affected were on terms and conditions as favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length commercial transaction with an unrelated party.
     Section 4.22. Intellectual Property.
     (a) Each Group Company owns or possesses sufficient legal rights to all Intellectual Property Rights as are necessary to the conduct of its businesses as now conducted and as presently proposed to be conducted. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. None of such Intellectual Property Rights is being infringed by third parties.
     (b) All of the Licensed Intellectual Property Rights are in full force and effect in accordance with their terms, and are free and clear of any Liens. No Group Company is in default under any Licensed Intellectual Property Right, and no such default is currently threatened.
     (c) The conduct by the Group of its business does not infringe the rights of any third party in respect of any Intellectual Property Rights nor has any Group Company received any communication that a claim or demand has been made, or threatened to be made to this effect.
     (d) Except as set forth in Schedule 4.22(d), no Group Company owns any trademarks.
     (e) No Group Company is registered by any Government Authority as the owner of any copyright.
     (f) Except for the domain names listed in Schedule 4.22(f), which domain names have been registered with the domain name registration institutions throughout the world, no Group Company is the registered owner of any domain names. No Group Company is aware of any claim of any third party in respect of the domain names listed in Schedule 4.22(f).

     Section 4.23. Major Contracts. (a) Schedule 4.23 lists all Contracts (the “Major Contracts”) that are in force on the date hereof to which any Group Company is a party or by which any of such Group Company’s assets or properties may be bound or affected and that are:
     (i) Contracts with a term of three years or longer for the leasing of medical equipment by any Group Company to any third party;
     (ii) Contracts under which the Group Companies manage medical equipment owned by third parties;
     (iii) Contracts that require the payment by or to any Group Company of an amount in excess of RMB1,000,000 or that have resulted in an obligation for any Group Company to pay, or the right for any Group Company to receive, an amount in excess of RMB1,000,000;
     (iv) partnership, joint venture or other similar agreements and arrangements;
     (v) Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
     (vi) Contracts relating to the borrowing of money by any Group Company, in each case in excess of RMB1,000,000;
     (vii) Contracts relating to extension of credit by any Group Company;
     (viii) agency, dealer, sales representative, marketing and other similar agreements;
     (ix) agreements by any Group Company with (A) any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote any of the outstanding equity securities of any Group Company or any Affiliate of such Person, (C) any Person whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Group Company or (D) any director or officer of any Group Company or any Affiliates of any such director or officer;
     (x) agreements that limit the freedom of any Group Company to compete in any line of business or with any Person or in any area; or
     (xi) agreements, commitments, arrangements or plans that (A) are material to the business, operations, results of operations, condition (financial or otherwise), assets and properties or liabilities of any Group Company, (B) impose material obligations (whether or not monetary) on any Group Company, or (C) are otherwise necessary or advisable for the proper and efficient operation of any Group Company
     (b) True and complete copies of each Major Contract have been made available to the Investors for their review.
     (c) Each Major Contract: (i) is legal, valid, binding, enforceable and in full force and effect; and (ii) will not cease to be legal, valid, binding, enforceable and in full force and effect on identical terms as a result of the transactions contemplated in this Agreement and other Transaction Documents.
     (d) No Group Company nor, to the knowledge of the Company and the Controlling Shareholders, any other party thereto is in breach or default, or has repudiated any provision, of any such Major Contract and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under any such Major Contract, except such breach or default which would not reasonably be expected to have a Material Adverse Effect.
     (e) None of the Contracts to which the Company or any of its Subsidiary is a party restricts the right of any Group Company or its Affiliates to carry on or continue their respective business in the normal course or to implement the respective business plan.
     (f) No Group Company has delegated any power or issued any powers of attorney in favor of any Person, other than powers of attorney issued to directors, officers, or employees of any Group Company for purpose of executing contracts or agreements for and on behalf of such Group Company in the ordinary course of business.
     (g) All the Major Contracts have been revised, amended or modified to satisfy the requirements under the Laws of the PRC or as required from time to time by Governmental Authorities.
     Section 4.24. Insurance Coverage. Schedule 4.24 sets forth a list of all insurance policies relating to the material assets, business, operations, employees, officers or directors of the Group. The Company has made available to the Investors true and complete copies of all such insurance policies. There is no claim by any Group Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and the Group Companies have otherwise complied fully in all material respects with the terms and conditions of all such policies. Such policies of insurance have been in effect since the dates set forth in Schedule 4.24 and remain in full force and effect. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Group in the PRC. None of the Group Companies or the Controlling Shareholders knows of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.
     Section 4.25. Environmental Matters. (a) (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Governmental Authority or other Person with respect to any matters relating to any Group Company and relating to or arising out of any Environmental Law.
     (ii) There are no liabilities of or relating to any Group Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.
     (iii) Except as set forth in Schedule 4.25(a)(iii), no polychlorinated biphenyls, radioactive materials, lead, asbestos-containing materials, incinerators, sumps, surface impoundments, lagoons, landfills, septics, wastewater treatments or other disposal systems or underground storage tanks (active or inactive) are or have been present at, on or under any property now or previously owned, leased or operated by any Group Company.
     (iv) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by any Group Company in violation of any laws or regulations.
     (v) Each Group Company is in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of any Group Company or any property or facility now or previously owned, leased or operated by any Group Company which has not been delivered to the Investors at least 10 days prior to the date hereof.

     (c) For purposes of this Section, the terms “Group Company” shall include any entity which is, in whole or in part, a predecessor of such Group Company.
     Section 4.26. Employees, Labor Matters, Etc.
     (a) Schedule 4.26(a) sets forth a true and complete list of the names and titles of all directors of each Group Company and employees of each Group Company holding a title of regional general manager or above (the “Key Employees”). None of the Key Employees has indicated to any Group Company or Controlling Shareholder that he or she intends to resign or retire or otherwise within one year after the Closing Date.
     (b) Each Group Company is in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of any Group Company.
     (c) There are no written employment or consultancy agreements with respect to any employee of any Group Company that cannot be terminated by such Group Company by giving notice of three months or less to the other parties to such agreements without giving rise to any claim for damages or compensation beyond such notice period, except required otherwise under applicable labor and employment related laws.
     (d) Except as set forth in Schedule 4.26(d), there are currently no stock option or other stock-based incentive plans, nor have any such stock options or other stock-based incentives been granted to any employees.
     Section 4.27. Permits. Schedule 4.27 correctly describes each Consent of any Governmental Authority affecting, or relating in any way to, the assets or business of any Group Company (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except for the Consents set forth in Schedule 4.27, no other Consents of any Governmental Authority are necessary for the conduct of the business of any Group Company. Except as expressly described in Schedule 4.27, the Permits are valid and in full force and effect. No Group Company is in default under, nor does any condition exist that with notice or lapse of time or both would constitute a default under, the Permits. There is no outstanding or, to the knowledge of the Company, anticipated investigation, enquiry or proceeding which is reasonably likely to result in the suspension, cancellation, modification or revocation of any such Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Each Group Company is in compliance with all the terms and conditions of, or relating to, all such Permits and none of the Group Companies has any reason to believe that any of such Permits listed on Schedule 4.27 will not be renewed on or prior to its termination date.
     Section 4.28. Accounts Receivable. (a) Schedule 4.28 sets forth each and all accounts receivable in excess of RMB50,000 of each Group Company as of August 31, 2008 and the due dates of such accounts receivable.
     (b) Each and all accounts receivable in excess of RMB50,000 of each Group Company as of September 30, 2008 and the due dates of such accounts receivable will be set forth in a schedule to be provided by the Company to the Investors within five (5) Business Days of the date hereof (the “September A/R Schedule”).
     Section 4.29. China Medstar Acquisition. (a) The acquisition of China Medstar by Ascendium (“China Medstar Acquisition”) has been duly approved by all parties to such acquisition in accordance with their respective organizational documents, (b) the Consents of all applicable Governmental Authorities with respect to the China Medstar Acquisition were obtained, (c) the China Medstar Acquisition has been consummated and Ascendium has acquired and validly holds free of any Liens all the outstanding equity securities of China Medstar, and (d) the China Medstar Acquisition does not constitute any breach or violation of, or default under (i) the constitutional documents of any of the Group Companies, (ii) any Contract, Consents or other agreement or instrument to which a Group Company is a party or by which any Group Company’s assets or properties may be bound or affected, and (iii) any applicable Laws or other applicable Consents.
     Section 4.30. Disclosure. No representation or warranty of the Group Companies and the Controlling Shareholders in this Agreement, as qualified by the Schedules attached hereto, and no document, instrument or certificate furnished to the Investors by the Closing contains any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
ARTICLE 5
Representations and Warranties Regarding the Controlling Shareholders
     Each of the Controlling Shareholders represents and warrants to the Investors as of the date hereof and as of the Closing Date that:

     Section 5.01. Power and Authority. Each of the Controlling Shareholders has the legal right and full power and authority to execute and deliver this Agreement and each other Transaction Document to which he or she is a party and to perform his or her obligations hereunder and thereunder.
     Section 5.02. Enforceability.
     (a) Each of the Controlling Shareholders has duly executed and delivered this Agreement and will execute and deliver each other Transaction Document to which he or she is a party by the Closing Date.
     (b) This Agreement constitutes, and each other Transaction Document to which such Controlling Shareholder is a party (when executed) will constitute, the legal, valid and binding obligations of such Controlling Shareholder, as applicable, enforceable against him or her in accordance with the terms hereof and thereof.
     Section 5.03. Non-contravention. The execution, delivery and performance by each Controlling Shareholder of this Agreement and each other Transaction Document to which he or she is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
     (a) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both); or
     (b) result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of such Controlling Shareholder;
     in each case under (w) any Laws applicable to or binding on such Controlling Shareholder or any of his or her assets or properties, (x) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Controlling Shareholder or any of its assets or properties is subject, or (y) any Contract, or any other agreement or instrument to which he or she is a party or by which any of his or her assets or properties may be bound.
     Section 5.04. Governmental Authorization. No Consent by any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Controlling Shareholder under this Agreement or any other Transaction Document to which he or she is a party.
     Section 5.05. Ownership of Shares. Each of the Controlling Shareholders is, and immediately prior to the Closing shall be, the legal and beneficial owner of a number of Ordinary Shares set forth opposite the name of such Controlling Shareholder in Schedule 5.05, which Ordinary Shares represent, and immediately prior to the Closing shall represent, a percentage of the outstanding Ordinary

Shares (calculated on a Fully-Diluted basis) set forth opposite the name of such Controlling Shareholder, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Ordinary Shares). Except for such Ordinary Shares, such Controlling Shareholder does not hold, and immediately prior to the Closing Date will not hold, directly or indirectly, any Company Securities.
ARTICLE 6
Representations and Warranties of Investors
     Each Investor represents and warrants to the Company as of the date hereof and as of the Closing Date that:
     Section 6.01. Corporate Status. Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdictions of formation.
     Section 6.02. Power And Authority. Such Investor has the requisite power and authority to execute and deliver this Agreement and other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.
     Section 6.03. Enforceability. Such Investor has duly executed and delivered this Agreement. This Agreement constitutes, and other Transaction Documents to which it is a party (when executed) will constitute, the legal, valid and binding obligations of such Investor, enforceable against it in accordance with the terms hereof and thereof.
     Section 6.04. Non-contravention. The execution, delivery and performance by such Investor of this Agreement do not and will not in any material respect conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both) under (x) any applicable Laws, (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Investor is subject, or (z) the organization documents of such Investor.
     Section 6.05. Purchase for Investment. Such Investor is purchasing the Series B Shares for investment for its own account or for the accounts of its Permitted Transferees (as defined in the Amended and Restated Shareholders’ Agreement) and not with a view to, or for sale in connection with, any distribution thereof (except for transfers to its Permitted Transferees). Such Investor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Series B Shares and is capable of bearing the economic risks of such investment.

     Section 6.06. Accredited Investor. Carlyle and Starr are each an “accredited investor” within the meaning of Rule 501 under the Securities Act.
     Section 6.07. U.S. Person. CICC is not a U.S. person within the meaning of Rule 902(k) of Regulation S under the Securities Act.
     Section 6.08. Legends. Investors acknowledge that each certificate evidencing the securities issued pursuant to this Agreement may bear the following legends:
     (a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND THE REGULATIONS PROMULGATED THEREUNDER, AS IN EFFECT FROM TIME TO TIME (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO ANY UNITED STATES PERSON EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”
     (b) Any legend required by any other applicable securities Laws.
     Section 6.09. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of such Investor threatened against or affecting, such Investor before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE 7
Covenants of the Group and Controlling Shareholders
     Section 7.01. Conduct of the Company. From the date hereof until the Closing Date, each Group Company shall, and each of the Controlling Shareholders shall cause each Group Company to, conduct its business in the ordinary course consistent with past practice and use its best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its licenses, permits, consents, franchises, approvals and authorizations, (iii) preserve or renew all of its registered patents, trademarks, tradenames, and service marks, (iv) keep available the services of its directors, officers and key employees, (v) maintain satisfactory relationships with its customers, lenders, suppliers and other Persons having material business relationships with it, (vi) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vii) continue to make capital expenditures consistent with the capital expenditure budget for the Group approved by a majority of the board of directors of the Company. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as otherwise approved by each Investor, each Group Company shall not, and each Controlling Shareholder shall cause each Group Company not to:
     (a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
     (b) split, combine or reclassify any of its or its Subsidiaries’ shares of capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or its Subsidiaries capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;
     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of any Subsidiary Securities to any Group Company or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget approved by the board of directors of the Company and (ii) any unbudgeted capital expenditures not to exceed RMB5,000,000 individually or RMB10,000,000 in the aggregate;
     (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of such Group Company in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed RMB1,000,000 individually or RMB2,000,000 in the aggregate;
     (f) sell, lease or otherwise transfer, or create or incur any Lien on, any Group Company’s assets, securities, properties, interests or businesses;
     (g) other than in connection with actions permitted by Section 7.01(d) or Section 7.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

     (h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;
     (i) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Group Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect any Group Company, any Investor or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any contract required to be disclosed by Section 4.23 or otherwise waive, release or assign any material rights, claims or benefits of any Group Company;
     (j) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of any Group Company except as required by law, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the any Group Company, (iv) establish, adopt or amend (except as required by applicable Laws) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Group Company or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of any Group Company;
     (k) change the Group’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;
     (l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Group Company, (ii) any stockholder litigation or dispute against any Group Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
     (m) make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax returns or file claims for Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
     (n) take any action that would make any representation or warranty of any Group Company hereunder, or omit to take any action necessary to prevent any representation or warranty of any Group Company hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or

     (o) agree, resolve or commit to do any of the foregoing.
     Section 7.02. Use of Proceeds. (a) The entire proceeds from the sale of the Series B Shares pursuant to Article 2 shall be deposited into the Company’s bank account and any withdrawals from such account shall require the prior written consent by each of the Investors and the Company. No withdrawal from such account shall be allowed unless (i) such withdrawal is permitted by, and the funds to be so withdrawn are to be used pursuant to, a budget and business plan approved by the board of directors of the Company (including a majority of the directors to be designated by the Investors pursuant to the Amended and Restated Shareholders’ Agreement) or (ii) such withdrawal has been made upon the prior written consent by each of the Company and the Investors.
     (b) The Company shall use the proceeds from the sale of the Series B Shares as contemplated in this Agreement only for working capital requirements and mergers or acquisitions approved by the Company’s board of directors (including a majority of the directors to be designated by the Investors pursuant to the Amended and Restated Shareholders’ Agreement).
     Section 7.03. Access to Information; Confidentiality.
     (a) From the date hereof until the Closing Date, the Company will (i) give, and will cause each other Group Company to give, each Investor, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of each Group Company, (ii) furnish, and will cause each Group Company to furnish, to each Investor, its counsel, financial advisors, auditors and other authorized representatives such financial and operating date and other information relating to any Group Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of each Group Company to reasonably cooperate with each Investor in its investigation of the Group. No investigation by any Investor or other information received by any Investor shall operate as a waiver or otherwise effect any representation, warranty or agreement given or made by any Group Company or any Controlling Shareholder hereunder.
     (b) Each Investor and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning any Group Company furnished to such Investor or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such Investor, (ii) in the public domain through no fault of such Investor or (iii) later lawfully acquired by such Investor from sources other than the Group; provided that any Investor may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are directed by such Investor to treat such information confidentially and agree to be bound by the confidentiality obligations under this Agreement. The obligation of each Investor and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, each Investor and its Affiliates will and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by such Investor or its Affiliates or on their behalf from any Group Company in connection with this Agreement that are subject to such confidence. Notwithstanding the return or destruction of such information, the Investors and its Affiliates shall continue to be bound by the confidentiality obligations hereunder.
     Section 7.04. Compliance with Law; Consents. (a) Each Group Company shall comply in all material respects with the requirements of all applicable Laws.
     (b) No Group Company shall purchase, lease or otherwise invest in any medical equipment without obtaining all Permits required by applicable Laws for the acquisition, use, lease and sale of such medical equipment, including any required
     (c) Each Group Company shall obtain all Permits required by applicable Laws for each medical equipment owned, used or leased by such Group Company, including any required by the completion of the QPO.
     (d) Upon receipt of a written request from any Investor, Aohua shall duly assign or novate each and all of the medical equipment lease agreements of Aohua in the manner and by the date specified in such request.
     Section 7.05. Insurance. To the extent such insurance coverage is available in the PRC and can be practically obtained on commercially reasonable terms, each Group Company shall promptly obtain (i) general property and casualty equipment insurance for each medical equipment owned by any Group Company with a purchase price in excess of RMB1,000,000 to the extent not already obtained, and (ii) medical liability insurance for each hospital and private clinic whose majority equity interests are owned by the Group, in each case of the type and in the amount customarily carried by Persons conducting businesses similar to those of such Group Company in the PRC.
     Section 7.06. Amended and Restated Shareholders’ Agreement. The Company and each of the Controlling Shareholders shall, and shall cause each other holder of the Ordinary Shares to, execute and deliver the Amended and Restated Shareholders’ Agreement by the Closing.
     Section 7.07. Share Charge. Within fifteen (15) Business Days after the Closing, each Controlling Shareholder shall cause such Controlling Shareholder’s Controlling Shareholder Holding Company to deliver to the Investors a first priority security interest in such number of Ordinary Shares equal to 40% of the Ordinary Shares held by such Controlling Shareholder Holding Company which is set forth opposite such Controlling Shareholder’s name in Schedule 5.05 (the “Charged Shares” of such Controlling Shareholder), free and clear of any Liens and any other limitation or restriction pursuant to the relevant Share Charge Agreement.
     Section 7.08. Amendment No. 2 to Series A Share Subscription Agreement. Each Group Company and Controlling Shareholder shall execute and deliver the Amendment No. 2 to Series A Share Subscription Agreement by the Closing.
     Section 7.09. Amendment to Convertible Loan Agreement. Each Group Company and Controlling Shareholder shall execute and deliver the Amendment to Convertible Loan Agreement by the Closing.
     Section 7.10. Second Amended and Restated Memorandum of Articles. The Company and each of the Controlling Shareholders shall, and shall cause the board of directors of the Company and the other shareholders of the Company to, approve and adopt the Second Amended and Restated Memorandum and Articles by the Closing.
     Section 7.11. Adoption of International Accounting Standards. As soon as practicable after the Closing, the Group shall adopt US GAAP or IFRS for all internal accounting and external accounting reports made to shareholders or investors. US GAAP or IFRS will be the accounting standard applied to all valuation matters with respect to the obligations of each Group Company, each Controlling Shareholder to the Investors.
     Section 7.12. QPO. Each Group Company and each Controlling Shareholder shall use its or his or her best efforts to complete the QPO by the third anniversary of the Closing Date.
     Section 7.13. Employment Contracts. (a) As soon as practicable after the Closing and, in any event, within ninety (90) days thereof, each of the Key Employees, on the one hand, and the Company, on the other, shall enter into an employment contract, in a form satisfactory to the Investors, for a term of no less than three years.

     (b) The Company shall cause each other executive officer of the Company to enter into such employment agreement promptly after the commencement of the employment of such executive officer.
     Section 7.14. Non-Competition Agreement. (a) As soon as practicable after the Closing and, in any event, within ninety (90) days thereof, the Company shall enter into a non-competition agreement with each of the Key Employees. Such non-competition agreements shall provide, among other provisions, that none of the Key Employees nor their respective Affiliates shall (i) join or establish any business entity engaging in any activities that compete with any Group Company, (ii) employ any employees of any Group Company or solicit any such employee to terminate his employment relationship with such Group Company, (iii) engage in any transactions or dealings with any customer of any Group Company that may compete with the business of any Group Company, or (iv) otherwise engage in any activities outside the Group that may compete with the business of any Group Company without the approval by a majority of the directors of the Company (which majority shall include a majority of the directors designated by the Investors).
     (b) The Company shall cause each other executive officer of the Company or any other Group Company to enter into such non-competition agreement promptly after the commencement of the employment of such executive officer.
     Section 7.15. Intellectual Property Rights. (a) Each of the Key Employees agrees that the Group shall have a right of first refusal to purchase any technology or Intellectual Property Rights relating to the provision of medical services or manufacture of medical equipment, in each case owned or developed by such Key Employee or any of his Affiliates. The Company shall not exercise such right of first refusal without the approval by a majority of the directors of the Company (which majority shall include a majority of the directors designated by the Investors).
     (b) As soon as practicable after the Closing, the Company shall enter into an intellectual property rights agreement with each of the Group’s employees and consultants in form and substance reasonably satisfactory to the Investors providing that all Intellectual Property Rights developed by such employees and consultants shall be owned by the Group and governing the transfer and protection of such Intellectual Property Rights. The Controlling Shareholders shall cause each of the Group’s employees and consultants to enter into such intellectual property rights agreement.
     Section 7.16. Employee Share Incentive Plans. (a) Notwithstanding anything to the contrary set forth in Section 7.01, prior to the Closing Date, the Company may adopt an employee share incentive plan under which the Company will be authorized to grant a maximum number of share options and/or restricted shares equal to 1.5% of the Ordinary Shares outstanding immediately prior to the Closing, calculated on a Fully-Diluted basis (the “Pre-Closing Options Pool”). Notwithstanding anything to the contrary set forth in the Amended and Restated Shareholders’ Agreement and the Second Amended and Restated Memorandum and Articles, the majority of the directors of the Company (which majority shall include the directors designated by Carlyle and CICC pursuant to the Existing Shareholders’ Agreement or the Amended and Restated Shareholders’ Agreement, as applicable) shall have the sole right to determine the granting of the share options and/or restricted share awards in the Pre-Closing Options Pool.
     (b) The majority of the directors of the Company (which majority shall include all directors designated by the Investors pursuant to the Amended and Restated Shareholders’ Agreement) may adopt an employee share incentive plan under which the Company will be authorized to grant (i) a maximum number of share options and/or restricted shares equal to 3.0% of the Ordinary Shares outstanding on (x) the QPO Date or (y) April 30, 2009, whichever is earlier, calculated on a Fully-Diluted basis (the “Post-Closing Options Pool”); provided that (A) no share options and/or restricted shares in the Post-Closing Options Pool shall be granted to any of the Controlling Shareholders unless such grant has been approved by all directors of the Company designated by the Investors pursuant the Amended and Restated Shareholders’ Agreement, and (B) the exercise price of any such share option shall not be lower than the fair market value of the Ordinary Share on a per share basis on the date that such share option is granted.
     Section 7.17. Notices of Certain Events. The Company shall promptly notify each Investor of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Documents;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document; and
     (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting any Group Company or Controlling Shareholder that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.18 that relate to the consummation of the transactions contemplated by this Agreement or any other Transaction Document;
     provided, however, that the delivery of any notice pursuant to this Section 7.17 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     Section 7.18. Schedule of Liabilities. Within five (5) Business Days of the date hereof, the Company shall deliver to the Investors the Schedule of Liabilities.
     Section 7.19. September A/R Schedule. Within five (5) Business Days of the date hereof, the Company shall deliver to the Investors the September A/R Schedule.
ARTICLE 8
Covenants of All Parties
     Each party hereto agrees that:
     Section 8.01. Best Efforts; Further Assurance. Subject to the terms and conditions of this Agreement, it will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all Consents required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Group Companies and the Controlling Shareholders agrees to deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 8.02. Certain Filings. It shall cooperate with the other parties hereto (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, Consents or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions or Consents.
     Section 8.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and, except for any press releases and public statements the making of which may be required by applicable Laws or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
ARTICLE 9
Conditions to Closing
     Section 9.01. Conditions to Obligations of the Investors. The obligations of each Investor to consummate the Closing are subject to the satisfaction (or waiver by such Investor) of the following conditions:
     (a) Representations. The representations and warranties of each of the Group Companies and the Controlling Shareholders contained in this Agreement and in any certificate or other writing delivered by it in connection with the Closing shall, disregarding all materiality and Material Adverse Effect qualifications included therein, be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.
     (b) Performance. Each of the Group Companies and the Controlling Shareholders shall have performed and complied with all covenants, undertakings, agreements, obligations and conditions required to be performed or complied with by it on or prior to the Closing Date under this Agreement or any other Transaction Documents.
     (c) Government Approval. Each of the Group Companies and the Controlling Shareholders shall have obtained all Consents of all applicable Governmental Authorities for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and all such Consents shall be effective as of the Closing.
     (d) Corporate Authorization. The board of directors and the shareholders of each Group Company shall have approved this Agreement and the transactions contemplated hereunder in accordance with its organizational documents.
     (e) No Prohibition by Law. No provision of any applicable Law shall prohibit the consummation of the Closing.
     (f) No Litigation. There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority or any arbitration body against any of the Group Companies, the Controlling Shareholders and the Investors seeking to enjoin, delay, challenge the validity of, or assert any liability against any of them on account of, this Agreement or any other Transaction Document.

     (g) No Material Adverse Change. There shall have been no event or circumstance on or prior to the Closing that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and there shall have been no change in Laws that has had or could be reasonably expect to have, either individually or in the aggregate, a material adverse effect on such Investor’s voting interests in the Company or such Investor’s economic interests in the Group, taken as a whole.
     (h) Schedule of Liabilities. The Company shall have delivered the Schedule of Liabilities to such Investor and the form and substance of such Schedule of Liabilities shall be satisfactory to such Investor in its sole discretion.
     (i) September A/R Schedule. The Company shall have delivered the September A/R Schedule to such Investor.
     (j) Second Amended and Restated Memorandum and Articles. The board of directors and the shareholders of the Company shall have approved and duly adopted the Second Amended and Restated Memorandum and Articles, which Second Amended and Restated Memorandum and Articles shall be valid and effective on the Closing Date.
     (k) Amended and Restated Shareholders’ Agreement. The Company and each Person who is a shareholder of the Company on the Closing Date shall have executed and delivered the Amended and Restated Shareholders’ Agreement, which Amended and Restated Shareholders’ Agreement shall be valid and effective on the Closing Date.
     (l) Amendment No. 2 to Series A Share Subscription Agreement. Each Group Company, each Controlling Shareholder and each other Investor shall have executed and delivered the Amendment No. 2 to Series A Share Subscription Agreement, which Amendment No. 2 to Series A Share Subscription Agreement shall be valid and effective on the Closing Date.
     (m) Amendment to Convertible Loan Agreement. Each Group Company, each Controlling Shareholder and each other Investor shall have executed and delivered the Amendment to Convertible Loan Agreement, which Amendment to Convertible Loan Agreement shall be valid and effective on the Closing Date.
     (n) Opinion of the Company’s Cayman Islands Counsel. Such Investor shall have received from the Cayman Islands counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to such Investor.
     (o) Opinion of the Company’s British Virgin Islands Counsel. Such Investor shall have received from the British Virgin Islands counsel for the

Company a legal opinion, dated the Closing Date, in form and substance satisfactory to such Investor.
     (p) Opinion of the Company’s Hong Kong Counsel. Such Investor shall have received from the Hong Kong counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to such Investor.
     (q) Opinion of the Company’s Singapore Counsel. Such Investor shall have received from Singapore counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to such Investor.
     (r) Opinion of the Company’s PRC Counsel. Such Investor shall have received from the PRC counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to such Investor.
     (s) Opinion of the Company’s United Kingdom Counsel. Such Investor shall have received from United Kingdom counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to such Investor.
     (t) Process Agent. Each of the Group Companies and the Controlling Shareholders shall have irrevocably appointed a process agent in New York City, New York to accept, for and on its behalf, service of notice, request or other communication or process in any legal action or proceedings arising out of or in connection with this Agreement or any other Transaction Documents.
     (u) Appointment of Directors. The person designated by such Investor to serve as a director of each Group Company shall have been elected as director of such Group Company pursuant to the Amended and Restated Shareholders’ Agreement and such election shall have been duly executed and evidenced under all applicable Laws.
     (v) Compliance Certificate. The Company shall have delivered to the Investors a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company, in form and substance satisfactory to the Investors, certifying that the conditions set forth in this Article 9 have been satisfied as of the Closing Date.
     Section 9.02. Additional Condition to the Obligations of Starr. In addition to the conditions set forth in Section 9.01, the obligations of Starr to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the consummation by Carlyle and CICC of the transactions contemplated by this Agreement and the other Transaction Documents. For the avoidance of doubt, the respective obligations of Carlyle and CICC to consummate the transactions contemplated by this Agreement and the other Transaction Documents are not subject to (i) the consummation of such obligations of the other or (ii) the consummation of the obligations of Starr to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE 10
Survival; Indemnification
     Section 10.01. Survival. Each representation and warranty of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the latest date permitted by law; provided that the representations and warranties in Sections 4.01 through 4.07 and Article 5 shall survive indefinitely. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement with respect to which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
     Section 10.02. Indemnification. (a) Effective at and after the Closing, each of the Group Companies and the Controlling Shareholders agrees to indemnify, jointly and severally, each Investor, its Affiliates and their respective successors and assignees against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”), incurred or suffered by such Investor, any of its Affiliates or any of their respective successors and assignees arising out of any misrepresentation or breach of warranty by any Group Company or any Controlling Shareholder (determined, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard, including specified dollar thresholds) or breach of covenant or agreement made or to be performed by any Group Company or any Controlling Shareholder pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, such Investor, any of its Affiliates or any of its successors or assignees. The aggregate liabilities of the Group Companies and the Controlling Shareholders under this Section 10.02 for Damages incurred by the Indemnified Parties (as defined below) shall not exceed the sum of (x) the aggregate Purchase Price for the Purchased Shares paid by the Investors and (y) an additional amount guaranteeing a Rate of Return of at least 12.5% to the Investors for such aggregate Purchase Price. Notwithstanding anything herein to the contrary, none of the Indemnified Parties shall be entitled to recover any Damages unless and until the total of all Damages exceeds US$500,000. Once the total of all Damages exceeds US$500,000, the Indemnified Parties shall be entitled to recover all Damages including the first US$500,000.
     (b) Notwithstanding anything to the contrary in this Agreement, each of the Controlling Shareholders agrees to indemnify, jointly and severally, the Company and its successors from and against all Damages (including all reasonable costs and expenses of investigation by engineers, environmental consultants and similar technical personnel), whether accrued, contingent, absolute, determined, determinable or otherwise, incurred or suffered by the Company or any of such successors which arise out of or relate to (i) any Environmental Law or Hazardous Substance, or (ii) any actions occurring or conditions existing on or prior to the Closing Date regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, such Investor, any of such Affiliates or any of such successors or assigns.
     (c) Notwithstanding anything to the contrary in this Agreement, each of the Controlling Shareholders agrees to indemnify, jointly and severally, the Company and its successors from (i) any fines or penalties arising from the non-payment or delinquent payment of the Tax of any Group Company or any of its Subsidiaries related to a Pre-Closing Tax Period, and all Damages arising out of or incident to the imposition, assessment or assertion of any such Tax or any failure to pay such Tax, (ii) any losses from the disposition of Medstar (Beijing) International Anti-aging Health Bio-tech Inc. , (iii) any amount owed by any Group Company to Shenzhen Aowo International Co., Ltd. and/or Aberdour International Investment Inc., (iv) any fines arising from any violation of FCPA, the OECD Rules or any other applicable anti-bribery Law or OFAC prior to the Closing Date, (v) the amount of any non-payment or delinquent payment of any amounts that any PRC Subsidiary should have contributed prior to the Closing Date to the reserve fund, the enterprise expansion fund, the bonus and welfare fund or any other funds contribution to which by such PRC Subsidiary is mandatorily required by the Laws of the PRC and all fines and penalties arising from such non-payment or delinquent payment, and (vi) any monetary awards against any Group Company in connection with any litigation arising from any circumstances existing on or prior to the Closing Date.
     Section 10.03. Procedures. The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense; provided that the Indemnifying Party (i) shall defend such claim, suit, action or proceeding diligently and (ii) shall not effect any settlement unless the Indemnified Party has been fully released from any liabilities in connection with such claim, suit, action or proceeding. The Indemnifying Party shall not be liable under Section 10.02 for any settlement effected by the Indemnified Party without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.
ARTICLE 11
Termination
     Section 11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of the Company and the Investors;
     (b) by either the Company or the Investors, if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or
     (c) by either the Company or any of the Investors, if the Closing does not take place prior to and including the fifth (5th) Business Day after the date hereof.
The party desiring to terminate this Agreement pursuant to clause 11.01(b) or 11.01(c) shall give notice of such termination to the other party.
     Section 11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of this Section 11.02 and Sections 12.06, 12.07 and 12.08 shall survive any termination hereof pursuant to Section 11.01.
ARTICLE 12
Miscellaneous
     Section 12.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified; on the next Business Day after delivery to a recognized overnight courier service; upon confirmation of receipt of a facsimile transmission; or five days after deposit with a recognized postal service, by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
     If to CICC, to:
China International Capital Corporation
28th Floor, China World Tower 2
No. 1 Jian Guo Men Wai Avenue
Beijing 100004
People’s Republic of China
Facsimile: 86-10-6505-3796
Attention: Ms. Shirley Chen
     If to Carlyle, to:
The Carlyle Group
2518-2521, South Office Tower
Beijing Kerry Centre
No. 1, Guang Hua Road
Chao Yang District
Beijing 100020
People’s Republic of China
Facsimile: 86-10-8529-9877
Attention: Mr. Feng Xiao
     With a copy to:

Davis Polk & Wardwell LLP
26th Floor, Twin Tower West
B12, Jian Guo Men Wai Avenue
Chao Yang District
Beijing 100022
People’s Republic of China
Tel.: 86-10-8567-5000
Fax: 86-10-8567-5123
Attention: Show-Mao Chen, Esq.
     If to Starr, to:
Starr Investments Cayman II, Inc.
c/o Starr International Company (Asia) Limited
Suite 1405-7, Two Exchange Square
8 Connaught Place, Central
Hong Kong
Tel.: 852-2905-1166
Fax: 852-2905-1555
Attention: Elaine Zong
     With a copy to:
Skadden, Arps, Slate, Meagher & Flom
East Wing Office, Level 4
China World Trade Centre
No. 1 Jian Guo Men Wai Avenue
Beijing 100004
People’s Republic of China
Tel.: 86-10-6535-5500
Fax: 86-10-6505-5522
Attention: Peter X. Huang
     If to the Company, to:
Concord Medical Services Holdings Limited
P.O. Box 103
NO. 01, 37/F, Landmark
4028 Jintian Road, Futian District
Shenzhen 518035
People’s Republic of China
Facsimile: 86-755-8221-0429
Attention: Mr. Steven Sun, President

     With a copy to:
Simpson Thacher & Bartlett LLP
35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
Tel.: 852-2514-7600
Fax: 852-2869-7694
Attention: Leiming Chen
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 12.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 12.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall, unless otherwise stated therein, only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement.
     Section 12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. With the exception of the consulting fees Starr incurs relating to the engagement of The Monitor Group, the Company shall pay, up to an aggregate maximum of US$350,000, all reasonable out-of-pocket third party professional costs and expenses of the Investors in connection with the preparation and negotiation of this Agreement and the documents and instruments referred to herein, the due diligence review in connection with transactions contemplated hereby and thereby and Closing (including, without limitation, the reasonable fees and disbursements of counsel for the Investors). In the event that the Investors pay any of the costs and expenses for which the Company is responsible for paying under this Section 12.04, the Company shall promptly reimburse the Investors for all such costs and expenses.
     Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that each Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve such Investor of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Investors.
     Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
     Section 12.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
     Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 12.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     Section 12.10. Entire Agreement. This Agreement, the Amended and Restated Shareholders’ Agreement and the Second Amended and Restated Memorandum and Articles constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.
     Section 12.13. Joint Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

ASCENDIUM GROUP LIMITED

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

CHINA MEDSTAR LIMITED

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

CYBER MEDICAL NETWORK LTD.

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

OUR MEDICAL SERVICES, LTD.

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

CHINA MEDICAL SERVICES (HOLDINGS) LIMITED

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

SHENZHEN AOHUA MEDICAL SERVICES CO., LTD.

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

SHENZHEN AOHUA MEDICAL LEASING AND SERVICES CO., LTD.

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

SHANGHAI MEDSTAR LEASING CO., LTD.

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

CMS HOSPITAL MANAGEMENT CO., LTD.

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

/s/ Cheng Zheng

Cheng Zheng, in his individual capacity

CZY INVESTMENTS LIMITED

By:	/s/ Cheng Zheng

Name: Cheng Zheng
Title:

/s/ Yang Jianyu

Yang Jianyu, in his individual capacity

DAKETALA INTERNATIONAL INVESTMENT HOLDINGS LTD.

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title:

/s/ Steve Sun

Steve Xiaodi Sun, in his individual capacity

DRAGON IMAGE INVESTMENT LTD.

By:	/s/ Steve Sun

Name: Steve Xiaodi Sun
Title:

/s/ Zhang Jing

Zhang Jing, in his individual capacity

THOUSAND OCEAN GROUP LIMITED

By:	/s/ Zhang Jing

Name: Zhang Jing
Title:

/s/ Yap Yaw Kong

Yap Yaw Kong, in his individual capacity

TOP MOUNT GROUP LIMITED

By:	/s/ Yap Yaw Kong

Name: Yap Yaw Kong
Title:

/s/ Bona Lau

Bona Lau, in her individual capacity

NOTABLE ENTERPRISE LIMITED

By:	/s/ Bona Lau

Name: Bona Lau
Title:

/s/ Liu Haifeng

Liu Haifeng, in his individual capacity

CICC SUN COMPANY LIMITED

By:	/s/ Shirley Shiyou Chen

Name: Shirley Shiyou Chen
Title: Director

CARLYLE ASIA GROWTH PARTNERS III, L.P.

By:	CAGP General Partner, L.P., as its General Partner

By:	CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Director

CAGP III CO-INVESTMENT, L.P.

By:	CAGP General Partner, L.P., as its General Partner

By:	CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Director

STARR INVESTMENTS CAYMAN II, INC.

By:	/s/ Michael J. Horvath

Name: Michael J. Horvath
Title: Director

EXHIBIT A
FORM OF AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT
See Attached.

A-1

EXHIBIT B
FORM OF AMENDMENT TO CONVERTIBLE LOAN AGREEMENT
See Attached.

B-1

EXHIBIT C
FORM OF AMENDMENT NO. 2 TO SERIES A SHARE SUBSCRIPTION AGREEMENT
See Attached.

C-1

EXHIBIT D
FORM OF SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES
See Attached.

D-1

EXHIBIT E
FORM OF SHARE CHARGE AGREEMENT
See Attached.

E-1

SCHEDULES
See Attached.

S-1